VILLAGE SUPER MARKET, INC.
                         EXECUTIVE OFFICES
                        733 Mountain Avenue
                   Springfield, New Jersey 07081
                       Phone:  (973) 467-2200
                        Fax:  (973) 467-6582



                      VILLAGE SUPER MARKET, INC.
                      DECLARES SPECIAL DIVIDENDS


Contact:        Kevin Begley, CFO
                (973) 467-2200, Ext. 220
                Kevin.Begley@wakefern.com


     Springfield, New Jersey - December 3, 2010 - The Board of Directors of Village Super Market, Inc. (NSD-VLGEA) announced the declaration of a special dividend of $1.25 per Class A common share and $.8125 per Class B common share. The dividends will be payable on December 28, 2010 to shareholders of record at the close of business on December 15, 2010.

     James Sumas, Chairman of the Board and Chief Executive Officer, commented "The Board has declared these dividends now in order to provide a return to our shareholders in 2010, instead of 2011, while tax rates on dividends remain low. The Board's current intention is to pay quarterly dividends in 2011 in a range of $.06 - $.12 per Class A share ($.039 - $.078 per Class B share). The Board will reconsider dividend policy and other methods of providing returns to shareholders in 2012 based on a variety of factors, including tax rates on dividends and capital gains in effect at that time. The Board is pleased to demonstrate to our investors our ongoing commitment to enhancing shareholder value. After paying the estimated $14 million of special dividends from cash on hand, the Company's balance sheet remains strong with ample resources to manage our business and sufficient flexibility for strategic initiatives."

     Village Super Market operates a chain of 26 supermarkets under the ShopRite name in New Jersey and eastern Pennsylvania.